Exhibit 10.8

OFFICEMAX INCORPORATED

NONDISCLOSURE AND FAIR COMPETITION AGREEMENT

THIS AGREEMENT is made as of this 19th day of March, 2012, by and between OfficeMax Incorporated, a Delaware corporation (“OfficeMax”), which term includes any affiliates and subsidiaries), and Ron Lalla (the “Executive”).

In consideration of the mutual covenants contained herein, including without limitation OFFICEMAX’s employing Executive, OFFICEMAX providing Executive with OFFICEMAX’s confidential information and trade secrets, OFFICEMAX providing training to Executive, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Confidential lnformation/Trade Secrets. OFFICEMAX shall provide Executive with certain OFFICEMAX confidential information and trade secrets (“Confidential Information”). Confidential lnformation includes information about the business and affairs of OFFICEMAX including, without limitation, the names, addresses, price lists, purchasing histories and requirements of customers and potential customers; location, region, and company financial reports and company financial data of any type; sales and service manuals and bulletins; cost information and patterns; floor plans and drawings of facilities; marketing, merchandising, procurement, sales and other business strategies; transactional, acquisition and expansion plans; information regarding vendors, business affiliates and employees; and other similar information. Confidential lnformation shall also include, without limitation, all letters, memoranda, notes, tables, spreadsheets, and other similar documents, whether in hard-copy or electronic form, created or generated by or on behalf of Executive using the information, or any part thereof, described in the previous sentence. Executive recognizes that such information is the confidential information and trade secrets of OFFICEMAX, and agrees not to divulge such information to any person, firm, or institution except as such disclosure is a necessary part of the performance of Executive’s duties and obligations for OFFICEMAX. Further, upon termination of employment with OFFICEMAX, Executive will continue to treat Confidential lnformation as private and privileged, and will not, either for Executive’s own purposes or as an employee of or for the benefit of any other entity or person, use such information or disclose it to any person, firm, or institution.

2. Return of Property. On termination of Executive’s employment with OFFICEMAX, Executive will immediately surrender to OFFICEMAX, in good condition, all Confidential Information, as well as all letters, notes, memoranda, program design specifications, and all other similar items which relate to customers or potential customers of OFFICEMAX that Executive obtained from OFFICEMAX files or databases, are supplied to Executive by OFFICEMAX, or generated by Executive from OFFICEMAX data and that are in Executive’s possession, custody, or control wherever located including all reproductions or copies of such materials, whether in hard-copy or electronic form.

3. Noncompetition. In exchange for OFFICEMAX’s employment of Executive, and its agreement to provide Executive Confidential lnformation and training, for a period of 12 months after termination of Executive’s employment with OFFICEMAX, whether such termination is voluntary or involuntary (or for a period of 12 months after a final judgment or injunction enforcing this covenant), Executive agrees not to, directly as an employee or indirectly as a consultant or contractor, without the prior written consent of OFFICEMAX, be employed in the same or similar capacity as Executive was employed by OFFICEMAX, by another business entity or person for whom greater than 35% of its North American revenues are comprised of the direct sale or distribution of office supplies, office furniture, technology-related office products or computer consumables actually sold by OFFICEMAX, print and document services, or related office products or services (a “Competitor”). The parties agree that the term Competitor shall not include any business entity or person principally engaged in the manufacture and distribution of computer hardware, software or peripherals.

In agreeing to this restriction, Executive specifically acknowledges the substantial value to OFFICEMAX of Confidential lnformation and Executive’s intimate knowledge of OFFICEMAX’s business and agrees that such constitutes goodwill and a protectable interest of OFFICEMAX.

4. Non-Solicitation. In addition to the foregoing and not in limitation thereof, for all periods beginning upon the date hereof and ending two years from the date of Executive’s termination of employment with OFFICEMAX for whatever reason, Executive agrees that he/she shall not directly or indirectly, for Executive’s benefit or on behalf of any other party (other than OFFICEMAX):

(a) solicit or attempt to solicit any customer or supplier of OFFICEMAX for the purpose of selling, distributing, purchasing or obtaining office supplies, office furniture, technology-related products or computer consumables, print and document services, or related office products or services. For purposes hereof, a customer of OFFICEMAX shall mean any person or business to whom OFFICEMAX sold or distributed office supplies, office furniture, technology-related products or computer consumables, print and document services, or related office products and services during the last two years Executive was employed by OFFICEMAX and a supplier of OFFICEMAX shall mean any person or business from whom OFFICEMAX purchased or obtained office supplies, office furniture, technology-related products or computer consumables, print and document services, or related office products and services during the last two years Executive was employed by OFFICEMAX.

(b) solicit or discuss potential employment opportunities with any employee of OFFICEMAX (other than for opportunities with OFFICEMAX) or induce or attempt to induce any employee of OFFICEMAX to leave the employ of OFFICEMAX, or in any way interfere with the relationship between OFFICEMAX and any employee thereof without the prior express written consent of OFFICEMAX.

(c) offer, hire or cause to be offered or hired any person who was employed by OFFICEMAX at any time during the 12 months prior to the termination of Executive’s employment with OFFICEMAX.

(d) induce or attempt to induce any supplier, or other business relation of OFFICEMAX to cease doing business with OFFICEMAX or in any way interfere with the relationship between any such supplier or business relation and OFFICEMAX (including without limitation making any negative statements or communications about OFFICEMAX).

5. Severability. In case any one or more of the terms contained in Section 3, or in subsections (a), (b), (c), or (d) of Section 4 shall for any reason become invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other terms herein, but such terms shall be deemed deleted and such deletion shall not affect the validity of the other terms of this Agreement. In addition, if any one or more of the terms contained in Section 3, or in subsections (a), (b), (c), or (d) of Section 4 shall for any reason be held by a court of competent jurisdiction to be excessively broad or unreasonable with regard to duration, scope, or area, the terms shall be construed in a manner to enable it to be enforced to the maximum extent permitted by applicable law, and any such court shall have the power to modify such term.

6. Enforcement. Executive understands that the breach of this Agreement will cause immediate, irreparable, and immeasurable injury to OFFICEMAX, and therefore agrees that in addition to any other rights OFFICEMAX has in order to enforce this Agreement, OFFICEMAX shall be entitled to injunctive relief without bond or other security by any competent court to enjoin and restrain the breach of this Agreement.

7. Employment-at-Will. Executive understands that his/her employment with OFFICEMAX is at-will and that this Agreement does not affect Executive’s employment-at-will status. Executive further acknowledges at any time and for any reason, Executive may resign his/her position or OFFICEMAX may terminate Executive’s employment.

8. Assignment. This Agreement shall be freely assignable by OFFICEMAX.

9. Attorneys’ Fees. In the event OFFICEMAX utilizes the services of in-house or outside attorneys for the purposes of enforcing any of the provisions of this Agreement and prevails on any one or more claim or cause of action, OFFICEMAX shall be entitled to recover its attorneys’ fees, costs, and expenses of such enforcement efforts, in addition to all damages and other remedies recoverable by OFFICEMAX.

10. Survival. Any respective obligations of OFFICEMAX or Executive hereunder which by their nature would continue beyond termination or resignation of Executive’s employment with OFFICEMAX will survive such termination or resignation.

11. Modification. This Agreement may not be modified orally, but only by a writing signed by the party against whom enforcement of any such modification is sought.

12. Inteqration. This Agreement expresses the entire agreement and understanding of the parties and supersedes all prior, and contemporaneous oral, agreements, commitments, and understandings pertaining to the subject matter hereof.

13. Waiver. The failure of either party to enforce at any time or for any period of time any of the provisions of this Agreement will not be construed to be a waiver of such provisions or of its right thereafter to enforce such provision and each and every provision thereafter.

14. Governing Law/Venue. For enforcement purposes, this Agreement shall be governed and construed according to the laws of the state of Delaware, without giving effect to any conflict of laws provisions. Executive irrevocably agrees to exclusive venue and submits to jurisdiction in the United States District Court for the Northern District of Illinois, Eastern Division, or the state courts in DuPage County, Illinois, for any dispute arising out of this Agreement, and waives all objections to jurisdiction and venue of such courts.

15. Executive’s Representations and Warranties. Executive represents and warrants to OMX as follows:

(a) Executive is under no contractual confidentiality, non-compete or non-solicitation agreement or other substantially similar restriction with any third party, which is inconsistent with Executive becoming employed with or by OMX, the performance of Executive’s duties owed to OMX, or any other rights of OMX.

(b) Neither OMX nor any of its affiliates nor any of their respective officers, directors, employees, agents or representatives has requested that Executive communicate or otherwise make available to any such parties at any time any proprietary information, data, trade secrets, or other confidential information belonging to Executive’s former employers or others.

(c) OMX has instructed Executive not to duplicate, reproduce or in any way take with Executive from Executive’s former employer or elsewhere any proprietary information, data, trade secrets or other confidential information belonging to Executive’s former employer or others.

(d) Executive has not duplicated, reproduced or in any way taken from Executive’s former employer or elsewhere any proprietary information, data, trade secrets, or other confidential information belonging to Executive’s former employer or others, and Executive does not currently have in Executive’s possession, custody or control any such information.

(e) Executive has not made available to OMX any proprietary information, data, trade secrets, or other confidential information belonging to Executive’s former employer or others, and shall not disclose or use for or to the benefit of OMX any such information.

(f) Neither OMX nor any of its affiliates nor any of their respective officers, directors, employees, agents or representatives has requested that Executive solicit or otherwise recruit for employment with OMX any person who was a co-employee of Executive at Executive’s former employer.

(g) Executive has not solicited or otherwise recruited for employment with OMX any person who was a co-employee of Executive at Executive’s former employer.

EXECUTIVE HAS READ THIS AGREEMENT and signs it with the understanding that the terms contained herein are a condition of Executive’s employment with OFFICEMAX and (1) control Executive’s use of certain information and know-how during and after his employment with OFFICEMAX, (2) restrict Executive’s employment opportunities upon termination of his employment with OFFICEMAX, and (3) restrict Executive’s ability to solicit customers, employees and suppliers of OFFICEMAX.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

OFFICEMAX INCORPORATED	Ron Lalla

By: /s/ Matthew R. Broad	/s/ Ron Lalla

Its: EVP